EXHIBIT 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 18, 2018, between PROBILITY MEDIA CORPORATION, a Nevada corporation (the “Company”), and JUAN GARCIA (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and

WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.       APPOINTMENT AND TERM

Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period of three years (the “Initial Term”) commencing on the date (the “Commencement Date”) of the closing of the stock purchase contemplated by the Stock Purchase Agreement, dated as of January 18, 2018 (the “Purchase Agreement”), by and among the Company, Disco Learning Media, Inc., a Texas corporation (“Disco Learning Media”), and the stockholders of Disco Learning Media listed on the signature page thereto, and ending on the third anniversary of such date. After the Initial Term, this Agreement shall automatically renew for successive one-year terms under the same terms and conditions set forth herein, unless: (a) the Agreement is earlier terminated or amended as provided herein, or (b) the Company or the Executive gives written notice of non-renewal at least 60 days prior to the end of the Initial Term or any renewal term of this Agreement. If the Company gives notice later than 60 days prior to the end of the Initial Term or any renewal term of this Agreement after the Initial Term, then the Executive shall have the choice of (1) extending the term of this Agreement until a date which is 60 days after the date such notice is given, or (2) determining that the term of the Agreement shall only run through the end of the Initial Term or any renewal term of this Agreement, whichever is applicable. If the Company gives notice pursuant to clause (b) of this paragraph, the Executive will notify the Company within 30 days of whether he is electing (1) or (2) above. If the Company gives notice of non-renewal, the Executive may seek alternative employment while still being employed by the Company. The Executive shall hold the position set forth on Annex A hereto.

2.       DUTIES

(a)       The Executive shall, unless prevented by incapacity, devote all of his business time, attention and ability during normal corporate office business hours to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company, the President of the Company and any other senior executive officer of the Company, all such duties to be consistent with his position and the duties thereof described on Annex A. The Executive shall obey the lawful directions of the Board and the Company’s Chief Executive Officer, President and any other senior executive officer of the Company, and the Executive shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof. In the ordinary course of his duties, the Executive shall report to Noah I. Davis, the President and Chief Operating Officer of the Company, with respect to his continued management of the Disco Learning Media team.

(b)       With the exception of existing investments and ownership positions previously disclosed to the Company, the Executive shall not during his term of employment (except as a representative of the Company or with the consent in writing of the Board) be directly engaged as an employee, board member, shareholder, member or general partner of any business. The Executive may purchase an investment interest of up to 5% in entities that do not directly compete with the Company, provided it does not impair the ability of the Executive to discharge fully and faithfully his duties hereunder.

(c)       Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations. The Executive recognizes that his primary and paramount responsibility is to the Company. The Executive shall be based in the Austin, Texas area (except for required travel on the Company’s business).

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3.       REMUNERATION

(a)       Base Salary. As compensation for his services pursuant hereto, the Executive shall be paid a base salary of $125,550 per year during his employment. This amount shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company.

(b)       Except as provided above and in this Agreement, the Executive shall not be entitled to receive any additional compensation or remuneration from the Company (excluding any payments under the Purchase Agreement).

4.       HEALTH INSURANCE AND OTHER FRINGE BENEFITS

The Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to, medical, hospitalization and disability insurance and life insurance that are substantially consistent with the programs of the Company in effect prior to the Commencement Date.

5.       VACATION

The Executive shall be entitled to the amount of paid vacation days (in addition to the usual national and Company holidays) during each contract year during which he serves hereunder in accordance with Company policy. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company. A maximum of up to 48 hours of vacation not taken during a calendar year may be carried forward. Subject to the foregoing, upon the termination of the Executive’s employment with the Company, he shall be paid for all unused vacation days accrued through the date of termination.

6.       REIMBURSEMENT FOR EXPENSES

The Executive shall be reimbursed for reasonable documented business expenses incurred in connection with the business of the Company in accordance with policies and practices established by the Company.

7.       TERMINATION

This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as provided below; provided, however, that such termination shall not affect the obligations of the Executive pursuant to the terms of Sections 8 and 9.

(a)       Termination by the Executive. The Executive may terminate this Agreement and his employment by the Company:

(i)        At any time and for any reason, other than reasons set forth in Section 7(a)(ii), 60 days after written notice of the Executive’s resignation is received by the Company (“Voluntary Resignation”); or

(ii)       For “Good Reason.” “Good Reason” shall be deemed to exist upon (a) the Company’s reduction of the annual base compensation payable to the Executive (either the current base compensation or the compensation set forth in this Agreement, whichever is greater); (b) the failure of the Company to comply with a material term of this Agreement; or (c) significant reduction in the Executive’s duties or responsibilities (as described on Annex A) which, unless mutually agreed upon by the parties, is inconsistent in all material respects with his then current position (provided that removal of the Executive from his then current position following a change of control of the Company, so long as he serves in a similar role at any continuing ProBility Media (or Disco Learning Media) subsidiary, division or group of the surviving company, shall not constitute a significant reduction in the Executive’s duties or responsibilities under this Agreement); provided that Good Reason shall not be deemed to exist unless (x) notice of the Good Reason condition is given by the Executive to the Company within 90 days of the Executive’s discovery of the condition’s existence, (y) the Company fails to remedy the condition within 30 days of such notice, and (z) the Executive notifies the Company that he is resigning his employment from the Company within 90 days of the Company’s failure to remedy the condition pursuant to the time period set forth in clause (y) above.

(b)       Termination by the Company. The Company may terminate this Agreement and the Executive’s employment by the Company upon notice to the Executive (or his personal representative):

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(i)       Without Cause. At any time and for any reason (“Without Cause”), other than reasons set forth in Sections 7(b)(ii), (iii) or (iv); or

(ii)       For “Cause.” Upon the written notice to the Executive by the Company at any time, because of: (a) the willful and material malfeasance or dishonesty, or habitual drug or alcohol abuse (as determined by a licensed physician practicing in the Austin, Texas area selected by the Board, and reasonably acceptable to the Executive) by the Executive related to or affecting the performance of his duties, (b) the Executive’s continuing and intentional breach, non-performance or non-observance of any of the material terms or provisions of this Agreement, but only after written notice by the Company of such breach, nonperformance or nonobservance that specifies the steps needed to be taken by the Executive to cure such alleged breach, nonperformance or nonobservance of a material term or provision of this Agreement, and the failure of the Executive to begin curing such alleged breach, nonperformance or nonobservance as soon as practicable (but in any event within 21 days following written notice from the Company), (c) the conduct by the Executive which the Board has in good faith determined has had a material adverse effect on the business, assets, properties, results of operations, financial condition, personnel or prospects of the Company (within each category, taken as a whole), but only after written notice by the Company of such conduct that specifies the steps needed to be taken by the Executive to cure such alleged conduct, and the failure of the Executive to begin curing same as soon as practicable (but in any event within 21 days following written notice from the Company), (d) upon the Executive’s engagement in any act of sexual harassment of another employee of the Company, after an investigation by the Company conducted by an independent third party with subject matter expertise, or (e) the Executive’s conviction of a felony or any crime involving moral turpitude related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company.

(iii)       For Disability. In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of him hereunder for a period of more than 60 consecutive days, or for more than a total of 90 non-consecutive days in the aggregate during any period of 12 consecutive calendar months, on the 61st consecutive day, or the 91st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 7(b)(iii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing in the Austin, Texas area selected by the Board, and reasonably acceptable to the Executive.

(iv)       For Death. In the event the Executive dies while employed pursuant hereto, on the day in which his death occurs, provided that such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries that are fully vested as of the date of death.

(c)       Obligations of the Company Upon Termination.

(i)       If this Agreement is terminated pursuant to Section 7(a)(i), 7(b)(ii) or 7(b)(iv), the Company will have no further liability to the Executive after the date of termination other than the payment of all compensation and other benefits payable to the Executive through the date of such termination.

(ii)       If this Agreement is terminated pursuant to Section 7(b)(iii), the Executive will receive his then current base salary, or the base salary set forth in this Agreement, whichever is greater, until such time (but not more than 120 days after such disability, or 120 days after a physical examination by a licensed physician practicing in the Austin, Texas area selected by the Board, and reasonably acceptable to the Executive, determines the Executive is disabled pursuant to Section 7(b)(iii), whichever is later)) as payments begin under any disability insurance plan of the Executive.

(iii)       If this Agreement is terminated pursuant to Section 7(a)(ii) or 7(b)(i), the Executive will (A) receive his then current base salary, or the base salary set forth in this Agreement, whichever is greater, for a severance period of four (4) months following the termination of the Agreement (the “Severance Period”), and (B) the Company will pay Executive’s monthly COBRA (Consolidated Omnibus Budget Reconciliation Act) payments for a period of twelve (12) months following the Executive’s termination (the “COBRA Period”). It is the Executive’s obligation, however, to submit the necessary documentation and paperwork required for COBRA coverage following her separation from employment.

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8.       CONFIDENTIAL INFORMATION

(a)       The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive’s employment hereunder) or use for his own account any secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned (“Confidential Information”), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing. The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in the e-learning industry. The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.

(b)       The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.

(c)       In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 8 of this Agreement. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

9.       RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION

(a)       The Executive shall not, anywhere within the United States, during his full term of employment under Section 1 hereof and for a period of one year thereafter, notwithstanding any earlier termination pursuant to Section 7(a) hereof, without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer, shareholder, member or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, have an interest in or take part in, or render services to any person, firm, corporation or other business organization (other than the Company) engaged in a business which is competitive with all or part of the Business of the Company; provided, however, that, with the consent of the Company (which shall not be unreasonably withheld), the Executive may own up to five percent (5%) of the outstanding stock of a publicly-held company engaged in the Business of the Company. The term “Business of the Company” shall mean being engaged in learning experience design and digital publishing in the education sector.

(b)       The Executive shall not, for a period of one year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who, at any time during the continuance of this Agreement, was an employee of the Company within one year before the Executive’s termination date.

(c)       The Executive shall not, for a period of one year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company’s customers or prospective customers (including, but not limited to, those customers with whom the Executive had a business relationship during his term of employment, as construed by Section 6.5(b) of the Purchase Agreement) for any purpose or for any activity which is competitive with all or part of the Business of the Company.

(d)       It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations throughout, the United States. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

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10.       REMEDIES

(a)       Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

(b)       The covenants of Sections 8 and 9 shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.

11.       COMPLIANCE WITH OTHER AGREEMENTS

The Executive represents and warrants to the Company that the execution of this Agreement by him and the performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

12.       WAIVERS

The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.       BINDING EFFECT; BENEFITS

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

14.       NOTICES

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)	If to the Executive, to him at: Mr. Juan Garcia c/o Disco Learning Media, Inc. 11801 Domain Boulevard, Third Floor Austin, Texas 78758 and

(b)	If to the Company, to it at: ProBility Media 1517 San Jacinto Street Houston, Texas 77002 Attention: Mr. Noah I. Davis President and Chief Operating Officer

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15.       MISCELLANEOUS

(a)       This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company.

(b)       This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(c)       All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of law principles, and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County of Harris and State of Texas.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PROBILITY MEDIA CORPORATION

By:/s/ Noah I. Davis
Noah I. Davis President and Chief Operating Officer

EXECUTIVE

/s/ Juan Garcia
Juan Garcia

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ANNEX A

Position:

Duties & Responsibilities:

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